Unisys Corporation Announces Private Debt Exchange Offer and Concurrent Private Notes Offering

BLUE BELL, PA, April 30, 2009 — Unisys Corporation (NYSE: UIS) announced today the commencement of a private offer to exchange senior notes listed in the table below (collectively, the “Senior Notes”) in a private placement for new 12 5/8% Senior Secured Notes due 2014 (the “New Secured Notes”) to be issued by Unisys. The New Secured Notes will be guaranteed by Unisys Holding Corporation, a wholly-owned Delaware corporation that directly or indirectly holds the shares of substantially all of the Company’s foreign subsidiaries, and by the Company’s other current and future material U.S. subsidiaries. The New Secured Notes will be secured on a first-priority lien basis (subject to permitted prior liens) by substantially all of the Company’s assets, except (i) accounts receivable that are subject to one or more receivables facilities, (ii) real estate, (iii) the stock or indebtedness of its U.S. operating subsidiaries, (iv) cash or cash equivalents securing reimbursement obligations under letters of credit or surety bonds and (v) certain other excluded assets.

Concurrently with the exchange offer, Unisys is privately offering New Secured Notes (the “Concurrent Notes Offering”) to eligible holders of the Company’s 8 1/2% Senior Notes due 2015 (the “2015 Notes”) and 12 1/2% Senior Notes due 2016 (the “2016 Notes”). Holders of 2015 Notes and 2016 Notes that tender some or all of their 2015 Notes or 2016 Notes must each submit a subscription fee of $305.00 in cash for each $1,000 principal amount of 2015 Notes and 2016 Notes they tender and will receive (to the extent such notes and subscriptions are accepted), the principal amount of New Secured Notes listed in the table below under “Concurrent Notes Offering.”

The table below lists the series of Senior Notes that are the subject of the exchange offer and summarizes the economic terms of the exchange offer and the Concurrent Notes Offering.

				For each $1,000 Principal Amount of Senior Notes Exchanged:*

				Total Consideration if Tender Occurs Prior to or on the Early Tender Date**		Exchange Consideration if Tender Occurs After the Early Tender Date**		Concurrent Notes Offering

Unisys Corporation Senior Notes to be Exchanged	CUSIP No.	Acceptance Priority Level	Outstanding Principal Amount (in millions)	Principal Amount of New 12 5/8% Senior Secured Notes due 2014 Received by Holder	Cash Received by Holder	Principal Amount of New 12 5/8% Senior Secured Notes due 2014 Received by Holder	Cash Received by Holder	Cash Submitted by Holder	Principal Amount of New 12 5/8% Senior Secured Notes due 2014 Received by Holder

6 7/8% Senior Notes due 2010	909214BH0	1	$300.0	$900.00	$100.00	$900.00	$50.00	-	—

8% Senior Notes due 2012	909214BJ6	2	$400.0	$680.00	-	$630.00	-	-	—

12 1/2% Senior Notes due 2016	909214BL1	3	$210.0	$667.00	-	$617.00	-	$305.00	$333.00

8 1/2% Senior Notes due 2015	909214BK3	4	$150.0	$667.00	-	$617.00	-	$305.00	$333.00

* Unisys will not accept any tender of Senior Notes or any subscription fees that would result in the issuance of less than $2,000 principal amount of New Secured Notes.
** May 13, 2009, as may be extended.

Unisys is offering to exchange properly tendered and accepted Senior Notes listed above such that the principal amount of New Secured Notes issued in the exchange offer, together with any New Secured Notes issued in the Concurrent Notes Offering, shall not exceed $375.0 million (the “Maximum Issuance Amount”). The New Secured Notes that Unisys issues in exchange for its 6 7/8% Senior Notes due 2010 (the “2010 Notes”) and its 8% Senior Notes due 2012 (the “2012 Notes”) will not exceed $300.0 million in aggregate principal amount (the “Maximum Issuance Sublimit”). If Senior Notes are properly tendered and subscriptions are properly submitted (and not validly withdrawn) in the exchange offer and the Concurrent Notes Offering such that the principal amount of New Secured Notes that Unisys would be required to issue pursuant to the exchange offer and the Concurrent Notes Offering upon acceptance of all such Senior Notes and subscriptions would in the aggregate exceed the Maximum Issuance Amount, Unisys will instead accept only such amount of Senior Notes and subscriptions as would result in it issuing New Secured Notes in an aggregate principal amount equal to the Maximum Issuance Amount. In such event, Unisys will accept for exchange Senior Notes and subscriptions in accordance with the “Acceptance Priority Level” set forth in the table above, with Level 1 being the highest priority level, provided that acceptance of the 2010 Notes and the 2012 Notes will not exceed the Maximum Issuance Sublimit and 2015 Notes and 2016 Notes will be accepted only as Subscribing Tenders (as defined below).  Except as set forth below, after Unisys has accepted all Senior Notes properly tendered and, if applicable, subscriptions submitted (and not validly withdrawn) having a higher Acceptance Priority Level than a particular series of Senior Notes, if the remaining portion of the Maximum Issuance Amount is adequate to accept for exchange some but not all of that particular series of Senior Notes (and to accept subscriptions submitted with respect to that particular series of Senior Notes), then Unisys will, subject to the Maximum Issuance Sublimit, prorate the amount of Senior Notes of such series (and subscriptions submitted with respect to such series of Senior Notes) that will be accepted based on the aggregate principal amount tendered of such series (and subscriptions submitted with respect to such series) and the Maximum Issuance Amount remaining.  Notwithstanding the above, (i) even if 100% of the 2010 Notes are properly tendered (and not validly withdrawn), the 2010 Notes will not be subject to proration due to the size of the Maximum Issuance Amount and the Maximum Issuance Sublimit; and (ii) the 2012 Notes will be subject to proration to the extent the aggregate principal amount of New Secured Notes issuable in exchange for 2010 Notes and 2012 Notes tendered (and not validly withdrawn) would otherwise exceed the Maximum Issuance Sublimit.

It is a condition to the completion of the exchange offer that (i) there have been validly tendered by Midnight, New York City time, on May 28, 2009, unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Date”) notes representing at least 40.0% of the aggregate principal amount of the 2010 Notes; and (ii) a minimum of $200.0 million in aggregate principal amount of New Secured Notes be issuable upon the settlement of the exchange offer and the Concurrent Notes Offering.

The exchange offer and the Concurrent Notes Offering will expire on the Expiration Date.  Holders of Senior Notes that properly tender and do not validly withdraw their Senior Notes prior to or by 5:00 p.m., New York City time, on May 13, 2009 (such time and date as the same may be extended, the “Withdrawal Deadline”), and whose Senior Notes are accepted for exchange will receive the applicable consideration set out in the table above under the heading “Total Consideration” consisting of cash (in the case of tendered 2010 Notes) and New Secured Notes.  Holders of Senior Notes who properly tender their Senior Notes after the Withdrawal Deadline and on or before the Expiration Date and whose Senior Notes are accepted for exchange will receive the applicable consideration set out in the table above under the heading “Exchange Consideration” consisting of cash (in the case of tendered 2010 Notes) and New Secured Notes. Holders of 2015 Notes and 2016 Notes must also subscribe for New Secured Notes in the Concurrent Notes Offering (each tender of 2015 Notes or 2016 Notes accompanied by a subscription a “Subscribing Tender” and, collectively, the “Subscribing Tenders”) in order to participate in the exchange offer. In addition, accrued interest up to, but not including, the settlement date will be paid in cash on all properly tendered and accepted Senior Notes. No interest will be paid to tendering holders of 2015 Notes or 2016 Notes on any subscription funds submitted regardless of whether or not (i) Unisys accepts the 2015 Notes or 2016 Notes and the subscription funds, (ii) extends, amends or terminates the exchange offer and the Concurrent Notes Offering or (iii) the Senior Notes tendered and subscription funds are withdrawn.

The exchange offer and the Concurrent Notes Offering are being made, and the New Secured Notes are being offered and issued within the United States only to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. investors.  The New Secured Notes to be offered have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This press release does not constitute an offer to sell or the solicitation of an offer to buy Senior Notes or New Secured Notes.

The terms and conditions of the Company’s acceptance of Senior Notes that are tendered for exchange pursuant to the exchange offer and subscription funds submitted pursuant to the Concurrent Notes Offering are set forth solely in the confidential offering circular dated April 30, 2009 (the “Offering Circular”) relating to the exchange offer and the Concurrent Notes Offering and the accompanying letter of transmittal and subscription agreement (the “Letter of Transmittal” and, together with the Offering Circular, the “Offering Documents”).  Offering Documents will be distributed only to holders of Senior Notes who complete a form confirming that they are within the category of eligible holders for this private offer. The exchange offer and the Concurrent Notes Offering are made only by, and pursuant to, the terms set forth in the Offering Circular, and the information in this press release is qualified by reference to the Offering Documents.  Subject to applicable law, Unisys may amend, extend or terminate the exchange offer and the Concurrent Notes Offering.

About Unisys

Unisys is a worldwide information technology company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, we bring together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With more than 27,000 employees, Unisys serves commercial organizations and government agencies throughout the world. For more information, visit www.unisys.com.

Forward-Looking Statements

Any statements contained in this press release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements of the Company’s plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. There can be no assurance that the exchange offer or the Concurrent Notes Offering will be completed, either because the minimum conditions to complete the transaction set forth above may not be met, or otherwise. Factors that could affect the Company’s future results include: the Company’s ability to refinance its debt; the economic and business environment; the Company’s ability to access external credit markets; the Company’s significant pension obligations; the success of the Company’s turnaround program; aggressive competition in the information services and technology marketplace; volatility and rapid technological change in the Company’s industry; the Company’s ability to retain significant clients; the Company’s ability to grow outsourcing; the Company’s ability to drive profitable growth in consulting and systems integration; market demand for the Company’s high-end enterprise servers and maintenance on these servers; the risk that the Company’s contracts may not be as profitable as expected or provide the expected level of revenues and that contracts with U.S. governmental agencies may be subject to audits, criminal penalties, sanctions and other expenses and fines; the risk that the Company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the performance and capabilities of third parties with whom the Company has commercial relationships; the risks of doing business internationally; the risk that the Company’s common stock may be delisted if the Company does not meet New York Stock Exchange listing requirements; the business and financial risk in implementing future dispositions or acquisitions; the potential for infringement claims to be asserted against the Company or its clients and the possibility that pending litigation could affect the Company’s results of operations or cash flow. Additional discussion of these and other factors that could affect Unisys’ future results is contained in its periodic filings with the Securities and Exchange Commission. Unisys assumes no obligation to update any forward-looking statements.